EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS

OF

ENDRA LIFE SCIENCES INC.

SERIES C PREFERRED STOCK

THE UNDERSIGNED, the President and Chief Executive Officer of ENDRA Life Sciences Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation on September 27, 2022:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Article FOURTH of the Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors hereby creates and designates a series of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the powers, preferences, and relative rights thereof as follows:

TERMS OF PREFERRED STOCK

1.

Designation; Number of Shares. The designation of said series of the Preferred Stock shall be “Series C Preferred Stock” (the “Series C Preferred Stock”). The number of authorized shares of Series C Preferred Stock shall be 100,000. Each share of Series C Preferred Stock shall have a par value of $0.0001 per share.

2.	Dividends. The holders of Series C Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3.	Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

3.1

Except as otherwise provided herein, each outstanding share of Series C Preferred Stock (other than any shares of Series C Preferred Stock held by a current director or a “named executive officer” (as defined in the Corporation’s most recent form DEF 14A as of the record date for the vote on any Reverse Stock Split) of the Corporation) shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series C Preferred Stock shall have a ratable number of votes) on any Reverse Stock Split proposal and shall not be entitled to vote on any other matter except to the extent required under the DGCL. The outstanding shares of Series C Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation and with any shares of other classes of Preferred Stock that vote with the Common Stock (“Voting Preferred Stock”) as a single class with respect to the Reverse Stock Split. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series C Preferred Stock (or fraction thereof) on, the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment.

4.	Rank; Liquidation.

4.1

The Series C Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2

Upon any Dissolution, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.0001 per outstanding share of Series C Preferred Stock.

5.	Redemption.

5.1

All shares of Series C Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2

Any outstanding shares of Series C Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of stockholders held for the purpose of voting on such proposals (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

	5.3	Each share of Series C Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed for no consideration.

5.4

From and after the applicable Redemption Time (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series C Preferred Stock shall cease to be outstanding. The shares of Series C Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, from and after the Redemption Time, any shares of Series C Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series C Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the stockholders’ approval of the Reverse Stock Split, whether by press release or by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, shall constitute a notice of a redemption of shares of Series C Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof.

6.

Transfer. Shares of Series C Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series C Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock or Voting Preferred Stock, as applicable, held thereby, in which case (i) a number of one one-thousandths (1/1,000ths) of a share of Series C Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder or (ii) a number of shares of Series C Preferred Stock issued in respect of each share of Voting Preferred Stock to be transferred shall be automatically transferred to the transferee of such shares of Common Stock or Voting Preferred Stock, as applicable. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7.

Fractional Shares. The Series C Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting powers, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series C Preferred Stock.

8.

Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, ENDRA Life Sciences Inc. has caused this Certificate of Designation of Series C Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 27th day of September, 2022.

ENDRA LIFE SCIENCES, INC.

By:	/s/ Francois Michelon
Name:	Francois Michelon
Title:	Chief Executive Officer